English Translation
Exhibit 10.5
Form of Employment Agreement
Party A: Hangzhou Sky Network Technologies Co., Ltd.
Legal representative: Song Tao
Address: Room 703, Building C, Zhejiang University Science Park, No.525 Xixi Road, West Lake District, Hangzhou, Zhejiang Province
Tel.: 0571-87770978
Party B: A
Gender: male
Date of birth: B
ID card number:
Home address: C
Postal code: D
Tel.: E
Place of permanent residence: F
In accordance with the Labor Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, abiding by the principle of free will and equality and after negotiations, hereby enter into this Employment Agreement.
Article 1 Term
(1)	Fixed-term employment agreement
1.1 This Agreement shall be valid G.
1.2	The probationary period is three months, commencing H.
(2)	Flexible-term employment

1.3	This Agreement shall be valid from ___ until the emergence of the statutory or other agreed conditions for the termination of this Agreement.
1.4	The probationary period is ___ months, commencing on ___ and ending on __.
Article 2 Work Position
2.1	Party A will employ Party B to hold I position. Subject to work needs and Party B’s actual work ability, Party A has the right to adjust Party B’s work position.

2.2	Party B has carefully read the systems, regulations, employee rules and labor disciplines of Party A. During his employment with Party A, Party B shall fully comply with Party A’s systems, regulations, employee rule and labor disciplines and obey Party A’s management.

2.3	During the performance of this Agreement, Party A shall be entitled to reasonably establish, amend or rescind its systems and regulations. Party B shall respect Party A’s valid systems and regulations existing now and to be established or amended in future.

2.4	Party B shall fulfill the specified work amount on time and reach the specified quality standard pursuant to Party A’s requirements.
Article 3 Labor Protection
3.1	Party A shall provide Party B with the safe and hygienic working environment conforming to the state regulations and ensure that Party B works in a working environment where personal safety is not endangered.

3.2	Party A will, based on the actual situation for Party B’s job, provide Party B with the necessary labor protection equipments in accordance with the state regulations.
Article 4 Working Hours
4.1	Party A carries out the working system of eight hours per day, i.e. on average, 40 working hours per week. If Party A arranges Party B to work over time due to work needs, upon confirming the overtime worked, Party A will offer overtime pay or corresponding compensatory leave to Party B in accordance with relevant state regulations. No overtime pay will be offered in respect of the overtime work without Party A’s consent.

Article 5 Labor Remunerations
5.1	Both parties agree that Party B’s salary for the employment with Party A is RMB __/___month for the probationary period and RMB __/_month for the regular period. The salary for the regular period will commence from the month after the completion of the procedures for becoming a regular employee.

5.2	The monthly salary will be paid by the entrusted bank on the 10th day of each month. If the paying day falls on statutory festival or holiday, payment will be made one day in advance.

5.3	Party A will withhold the income tax, social insurance premiums, etc payable by Party B from the salary when it is paid.

5.4	When Party A adopts new salary system or Party B’s position or post changes, Party B’s salary shall be adjusted according to Party A’s rules.
Article 6 Insurance and Benefits
6.1	Party A and Party B will participate in social insurances according to the regulations of the state and Hangzhou. Party A shall handle relevant social insurance procedures for Party B. Only after Party B transfers personal files and relevant insurance relationship to Party A according to Party A’s requirements within the specified term shall Party B be entitled to insurance treatments.

6.2	If insurance premiums are not paid in time for any cause attributable to Party B, Party B shall bear the corresponding consequences. If failure to pay premiums in time is attributable to Party A, Party A shall bear the corresponding liability.

6.3	Party A shall only bear the portions payable by Party A in social insurance premiums. The portions payable by Party B will be deducted and paid by Party A on behalf of Party B from Party B’s salary on a monthly basis.

6.4	The medical treatments Party B is entitled to when he becomes ill or is injured not at work are subject to the relevant regulations of the state and Hangzhou.
Article 7 Labor Disciplines
7.1	Party B shall comply with the state laws and regulations.

7.2	Party B shall observe Party A’s systems, regulations, employee rules, working procedures, confidentiality system, etc. If Party B violates Party A’s systems and regulations, Party A is entitled to punish him according to the regulations until the cancellation of this Agreement.

7.3	If Party A’s property is damaged or lost as a result of the fault of Party B, Party B shall make compensation based on the market prices. If Party B violates Party A’s systems and regulations or commits serious dereliction of duties, Party B shall be liable for the losses incurred by Party A as a result thereof.
Article 8 Modification and Cancellation of Agreement
8.1	Party A or Party B may modify this Agreement and timely handle modification procedures if:

1)	both parties reach an agreement in respect of such modification.

2)	major changes take place in the objective conditions serving as the basis for the conclusion of this Agreement, thus preventing this Agreement from being implemented.

3)	the laws, regulations and rules serving as the basis for the conclusion of this Agreement change.

8.2	Party A may at any time cancel this Agreement without any form of compensation to Party B if:

1)	Party B is proved during the probationary period to be unqualified for employment.

2)	Party B seriously violates labor disciplines and Party A’s systems and regulations, or does the acts severely detrimental to Party A’s interests, or causes great losses to Party A due to serious dereliction of duties;

3)	Party B violates state laws and is found guilty or reeducated through labor. Party A may cancel this Agreement on and as of the date of Party B’s detention.

8.3	Party A may cancel this Agreement upon 30 days notice in writing to Party B if:

1)	Party B cannot take up his original job or any other kind of new job assigned by Party A after completion of specified medical treatment for his illness or injury not suffered during work.

2)	Party B is incompetent at his job and remains so even after training or after readjustment of his work post.

3)	no agreement on an alteration of this Agreement can be reached through consultation between both parties when major changes taking place in the objective conditions serving as the basis for the conclusion of this Contract prevent it from being implemented.

8.4	If Party A cancels this Agreement pursuant to the provisions of Article 8.1 and Article 8.3 hereof, Party A shall pay economic compensation to Party B in accordance with the relevant regulations of the state and Hangzhou.

8.5	Party B may cancel this Agreement at any time if:

1)	Within the probationary period.

2)	Party B is forced to work by Party A by means of violence, threat, imprisonment or illegal restriction of personal freedom.

3)	Party A fails to pay labor remunerations as set out herein.

8.6	Where Party B cancels this Agreement except for the specified circumstances permitting him to cancel this Agreement at any time, Party B shall notify Party A in writing 30 days in advance and complete the handover procedures required by Party A and then Party A will handle the procedures regarding the termination of his employment with Party A. But if the economic losses, if any, caused by Party B to Party A have not been compensated in full, Party A will handle the procedures regarding the termination of his employment with Party A upon the making of full compensation.

8.7	If a mutual consent is required for the cancellation of this Agreement, the cancellation procedures shall be subject to the condition that the canceling party notifies the other party in writing 30 days in advance.

8.8	Following the cancellation of this Agreement by both parties, Party B shall handle work handover procedures. Party B shall be liable for the losses incurred by Party A as a result of the rejection or delay by Party B in handling handover procedures.
Article 9 Termination and Renewal of Agreement

9.1	This Agreement shall terminate upon its expiry. Each party may notify the other party of its intention to renew this Agreement thirty days prior to its expiry. This Agreement may be renewed with the mutual consent of both parties.

9.2	Where both parties do not renew this Agreement upon its expiration, Party B continues working for Party A and Party A continues paying labor remunerations to him, it shall be deemed that this Agreement is automatically renewed for one year or postponed, the rights and obligations of both parties are subject to the previous employment agreement, and the intellectual property and non-competition agreement, confidentiality agreement and other relevant agreements shall continue in force.
Article 10 Defaulting Liabilities
10.1	If Party B cancels this Agreement without the approval of Party A, he shall pay liquidated damages to Party A in an amount equal to the total actual training expenses paid by Party A for Party B during Party B’s employment with Party A. In addition, the reduction and exemption standard for liquidated damages agreed by both parties is: 20% of training expenses is exempted every full year of work and no liquidated damages are paid in case of five full years (or more) of work.

10.2	If Party A suffers from economic damages like project interruption, customer loss or other economic losses as a result of the illegal cancellation by Party B of this Agreement, Party B shall bear the liability for the actual damages in accordance with law.

10.3	The liquidated damages or compensation payable by Party B will be directly deducted by Party A from his salary. When the salary payable by Party A to Party B cannot cover the liquidated damages or compensation, Party B shall directly pay the insufficient portion to Party A until full payment is made.
Article 11 Intellectual Property Protection and Non-competition
With respect to the protection of Party A’s intellectual property, Party A and Party B will enter into an Intellectual Property Protection and Non-competition Agreement (attached hereto as Annex 1) while entering into this Agreement. Both parties shall fully comply with the provisions thereunder.
Article 12 Confidentiality
With respect to the protection of Party A’s technical and business secrets, Party A and

Party B will enter into a Confidentiality Agreement (attached hereto as Annex 2) while entering into this Agreement. Both parties shall fully comply with the provisions thereunder.
Article 13 Non-solicitation
13.1	Party B shall not solicit, entice, encourage, instigate or otherwise urge Party A’s actual or prospective customers or other employees to terminate their business and employment relationships with Party A (for his own benefit or for the benefit of other persons, companies or organizations) for any reason during the employment with Party A and for a period of 24 months thereafter.

13.2	During the employment with Party A and for a period of 24 months thereafter, Party B shall not, and shall not assist the company Party B serves or other entity or person having relationships with Party B to, solicit business from Party A’s customers, or persuade or attempt to persuade or prevent Party A’s actual or prospective customers from having business relationships with Party A.

13.3	Within the valid term of this Agreement or at any time after termination of employment, Party B shall not defame Party A’s goodwill or destroy Party A’s image.
Article 14 Miscellaneous
Anything not covered herein is to be resolved by both parties through negotiation. If necessary, both parties shall enter into a supplementary agreement as an annex hereto. In the event of any discrepancy between the supplementary agreement and this Agreement, the former shall prevail.
Article 15 Dispute resolution
Any labor dispute arising between both parties shall be resolved through negotiations, or either party may apply to the labor dispute arbitration commission of competent jurisdiction for arbitration within 60 days upon the occurrence of that dispute. If either party disagrees with the award, it may bring a lawsuit before the people’s court.
Article 16 Legal force
This Agreement is executed in duplicate, with each party hereto retaining one copy, and becomes effective upon signing and stamping by both parties.

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Party A (company chop): Hangzhou Sky Network Technologies Co., Ltd.
Legal representative or authorized representative (signature):
Affixed the seal of Hangzhou Sky Network Technologies Co., Ltd.
Address:
Tel.:
Party B (signature): J
ID card number:
Address: C
Tel.: E
Signed on K
[Signature page of employment agreement]

Annex 1
Intellectual Property Protection and Non-competition Agreement
Party A: Hangzhou Sky Network Technologies Co., Ltd.
Party B: A           ID card number:
WHEREAS, Party B is a professional engaged by Party A to hold the position of I. The work undertaken by Party B will involve patent right, know-how, copyright, computer software, database, trademark right and other form of intellectual property. In order to protect Party A’s intellectual property and define the rights and obligations of both parties, it is hereby agreed below:
I.	For the purpose of this Agreement, “intellectual property” means the patents, rights of patent application, trademarks, service marks, logos, images, trade names, internet domain names, design rights, copyrights (including copyrights of computer software), database rights, rights of semiconductor design drawings, utility models, know-how and other intellectual property (registered or unregistered, including those for which registration applications have been submitted), regardless of the form and the carrier.

II.	The intellectual property fulfilled by Party B is fully owned by Party A if it is

1.	fulfilled by Party B in performing his post duties during the employment with Party A;

2.	developed by Party B in carrying out the tasks outside of his post duties assigned by Party A;

3.	developed by Party B within two years after his retirement or job transfer and relates to the post duties with Party A or the tasks assigned by Party A;

4.	developed by Party B mainly by using Party A’s funds, equipments, parts, raw materials or technical information not made publicly available.

III.	Party B agrees that during employment with Party A and for a period of two years after termination of employment with Party A, to the extent that Party A legally obtains or maintains the ownership over the said intellectual property, Party B will execute relevant documents or provide necessary assistance as required by Party A.

IV.	Party B undertakes that at any time, he will use the intellectual property as set forth in Article I hereof only for the benefit of Party A and in the manner required by Party A; he will not dispose of it in any form without Party A’s written authorization. Party B shall promptly cease to use the aforementioned intellectual property following cancellation or termination of employment with Party A.

V.	After cancellation or termination of employment with Party A, Party B undertakes that he will cease to state him as Party A’s employee or having the right to represent Party A and he will not in any way (compensated or uncompensated, directly or indirectly) occupy, use or make unauthorized reproductions of or take away any document or materials over which Party A possesses the intellectual property, except with the prior written consent of Party A.

VI.	If Party B violates the foregoing to misappropriate, disclose or infringe upon the intellectual property stated herein, it shall constitute an illegal act violating professional ethics and infringing upon Party A’s intellectual property. If Party A confirms after investigation, and provides reasonable evidence proving, Party B’s illegal act, Party B shall pay liquidated damages to Party A in respect of such illegal act. The minimum amount of liquidated damages is 50% of the total before-tax salary of Party B for the year prior to the termination of employment with Party A.

VII.	If the liquidated damages stated in the preceding article cannot cover the losses caused to Party A as a result of Party B’s breach, Party A is then further entitled to claim Party B’s economic liability and other legal liability in accordance with law.

VIII.	Party B undertakes that during the employment with Party A, he will not infringe upon the intellectual property as stated in Article I hereof or third-party intellectual property and otherwise, he will bear the corresponding legal liability and economic compensation liability arising in connection therewith.

IX.	Party B represents that he has not entered into any contract containing “non-compete” terms with any third party, or he has terminated in a suitable way the “non-compete” obligations with a third party with which he had entered into the “non-compete” terms.
The “non-compete” terms mentioned in the preceding paragraph mean the terms by which any third party restricts Party B from doing the existing job with Party A.

If a contributory infringement is claimed by a third party against Party A as a result of the breach by Party B of the said representations, Party B shall bear all the legal responsibilities and economic compensation liabilities in connection therewith.
X.	During the employment with Party A and for a period of two years after cancellation or termination of employment with Party A, Party B shall not directly or indirectly participate in any activity that competes with Party A (except with the prior approval of Party A). During Party B’s employment with Party A, Party A will pay Party B the non-compete compensation corresponding to his post in advance, which will be included in the monthly salary payment. Competitive activity means the conduct of any business identical or similar to the business as already or now conducted or proposed to be conducted by Party A, or the taking of any position at any entity that conducts the business similar to or competitive with the business conducted by Party A or in which Party B has other interest.

XI.	This Agreement may be transferred by Party A to any of its affiliates, subsidiaries, branches or offices. When Party B’s job is transferred among the said entities, this Agreement will be automatically transferred to the new employer without needing Party B to sign this Agreement again. Or if requested by the new employer, both parties shall negotiate to sign a new agreement.

XII.	This Agreement is a necessary document for Party B’s employment with Party A and upon signing and stamping by both parties, becomes effective on the effective date of the Employment Agreement between both parties. This Agreement is executed in duplicate, with each party hereto retaining one copy. The effective term is the whole period of Party B’s employment with Party A and the two years following cancellation or termination of Party B’s employment with Party A. Regardless of the termination of this Agreement, Party B shall be obligated not to infringe on or assist others in infringing upon, Party A’s intellectual property.

XIII.	This Agreement is annexed to the Employment Agreement and governed and protected by the laws of the People’s Republic of China. Any dispute arising in connection with this Agreement, if not resolved through negotiations, may be submitted by either party to the Hangzhou Labor Dispute Arbitration Commission for arbitration. The party disagreeing with the arbitral award may apply to the people’s court for a ruling. In case of any dispute arising regarding the provisions on intellectual property protection, either party may also bring a lawsuit before the people’s court.

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Party A: Hangzhou Sky Network Technologies Co., Ltd. (company chop)
Representative:
Signature:
Affixed the seal of Hangzhou Sky Network Technologies Co., Ltd.
Party B: A
Signature: J
Signing date: K
Signing place:
[Signature page of intellectual property protection agreement]

Annex 2
Confidentiality Agreement
Party A: Hangzhou Sky Network Technologies Co., Ltd.
Party B: A ID card number:
WHEREAS, Party B is an employee employed by Party A and in performing the duties assigned by Party A, will know or be likely to know the business secrets, technical secrets and other confidential information of Party A or its parent company, subsidiaries, branches, affiliates, directors, shareholders, etc (hereinafter referred to as “Party A”) . Party B understands and agrees with the following terms on protecting Party A’s confidential information.
As used herein, “confidential information” means the business, technical and management information which is not known to the public, is able to generate benefits and is of actual value to Party A or other owners and which is, for this reason, of a confidential nature, as well as other forms of confidential information. Party A’s business, technical and management information and other forms of confidential information obtained by Party B during his employment with Party A include, but are not limited to the following information owned by Party A, regardless of whether such information is obtained by Party A itself or acquired by Party A from others in the form of transfer:
1.	Patented technology;
2.	Non-patented technology;
3.	Proprietary technology;
4.	Information on short-term and long-term business and product plans and strategies, market research and forecast;
5.	Present and future product description, design ,cost, pricing, strategy, schedule, ordering, product launch and market share;
6.	Financial information, including income statement, sales, profits, budget and financial plan;

7.	Technical information on customer demands, design know-how, production and test, failure inspection, quality and computer programs;

8.	Specific personnel information, e.g. personnel plan, name list, telephone numbers, email addresses, positions, reporting relationships, job descriptions and skills of employees;

9.	Name list of actual and prospective customers and partners, information obtained by Party A from third parties (including customers and partners) on the basis of confidentiality agreements;

10.	Or all the information marked with “Party A’s secrets”, “Party A’s confidential information”, “only used for Party A’s internal use” or similar words in Party A’s other documents.
The afore-mentioned confidential information does not include Party A’s information rightfully received by Party B from third parties, obtained by Party B from the public domain or already known by Party B.
In order to protect Party A’s confidential information, both parties hereby agree as follows:
I.	Party B acknowledges that Party A’s confidential information is a valuable asset, can be used for commercial and industrial purposes, is able to bring economic benefits to Party A and is not known to the public.

II.	Party B knows that Party B has established and taken the system and measures for protecting confidential information. Party B undertakes to comply with and observe any such system and measures.

III.	Party B knows that unauthorized disclosure or revelation of Party A’s confidential information will prejudice Party A’s legal interests and may enable Party B or any third party receiving such confidential information to acquire illegal interests.

IV.	Party B undertakes that during his employment with Party A and at any time following cancellation of his employment with Party A, he will not directly or indirectly, in part or in whole (except with the prior written consent of Party A or unless Party B has sufficient evidence proving that Party A’s confidential information has been lawfully made publicly available):

1.	disclose or reveal Party A’s confidential information to any person not authorized by Party A;

2.	publish or release Party A’s confidential information in any public media not approved by Party A;

3.	By any means, use Party A’s confidential information for his own purpose or for the benefit of others.

V.	Party B undertakes that during his employment with Party A and at any time following cancellation of his employment with Party A, he will not transfer any information containing Party A’s confidential information to other place or provide assistance for such transfer , except with the prior written consent of Party A. As used herein, “transfer” includes, but is not limited to, physical transfer, illegal reproduction, information transmission by any means of communications or network medium, etc.

VI.	Party B undertakes that during his employment with Party A, any copying of any document containing Party A’s confidential information is only necessary for the performance of his duties and in accordance with Party A’s confidentiality system.

VII.	Prior to the cancellation or termination of employment with Party A, Party B shall, at Party A’s request, deliver the originals and copies of all Party A’s materials and documents in his possession and under his control and management to the person designated by Party A to receive the same.

VIII.	All the said confidentiality obligations shall apply to the materials, data and information provided by third parties to Party A on the basis of the limitations on the use, copying or disclosure thereof.

IX.	Party B undertakes that when Party B is aware that Party B’s confidential information is illegally used, disclosed or otherwise, Party B shall forthwith notify Party A and take reasonable measures to assist Party A in order to prevent further damages.

X.	Party B knows that any violation of this Agreement will constitute an infringement upon Party A’s intellectual property or illegal competition. If Party A suffers from losses as a result thereof, Party B shall pay Party A liquidated damages of 30% of the total before-tax base salary of Party B for the year prior to the termination of employment with Party A. Party A shall provide reasonable evidence to prove its losses.

XI.	If the liquidated damages stated in the preceding article cannot cover the losses caused to Party A as a result of Party B’s breach, Party A is then further entitled to claim Party B’s economic liability and other legal liability in accordance with law.

XII.	This Agreement may be transferred by Party A to any of its affiliates, subsidiaries, branches or offices. When Party B’s job is transferred among the said entities, this Agreement will be automatically transferred to the new employer without needing Party B to sign this Agreement again. Or if requested by the new employer, both parties shall negotiate to sign a new agreement.

XIII.	This Agreement is a necessary document for Party B’s employment with Party A and upon signing and stamping by both parties, becomes effective on the effective date of the Employment Agreement between both parties. This Agreement is executed in duplicate, with each party hereto retaining one copy. The effective term is the whole period of Party B’s employment with Party A and the five years following cancellation or termination of Party B’s employment with Party A. Any cancellation or termination of this Agreement by Party A shall be in writing. The provisions on keeping Party A’s confidential information confidential shall survive the termination of this Agreement.

XIV.	In case of any discrepancy or conflict between this Agreement and any oral or written agreement between both parties, this Agreement shall prevail. This Agreement shall be amended in writing and with the mutual consent of both parties.

XV.	This Agreement is governed and protected by the laws of the People’s Republic of China. Any dispute arising in connection with this Agreement, if not resolved through negotiations, may be submitted by either party to the Hangzhou Labor Dispute Arbitration Commission for arbitration. The party disagreeing with the arbitral award may apply to the people’s court for a ruling. In case of any dispute arising regarding the infringement of confidential information, either party may also directly bring a lawsuit before the people’s court.
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Party A: Hangzhou Sky Network Technologies Co., Ltd.
Company chop:
Affixed the seal of Hangzhou Sky Network Technologies Co., Ltd.
Party B: A
Signature: J
Signing date: K
Signing place:
[Signature page of confidentiality agreement]

Annex

A	B	C	D	E	F	G	H	I	J	K
Xinyong Hu	July 1976	F703, Fenghuang City, Chaoyang District, Beijing	100025	13910526168	Beijing	From October 9, 2008 to October 8, 2011	on October 9, 2008 and ending on January 8, 2009	N/A	/s/ Xinyong Hu	October 9 , 2008

Xing Fan	August 12, 1976	Wan 12-1-301, Xingzhou Garden, Xihu District, Hangzhou	310012	13505717625	Wan 12-1-301, Xingzhou Garden, Xihu District, Hangzhou	From August 11, 2008 to August 10, 2011	on August 11, 2008 and ending on November 10, 2008	Network Technology Director	/s/ Xing Fan	August 11, 2008

Form of Amendment to the Employment Agreement
Party A: Hangzhou Dianneng Technologies Co., Ltd.
Party B: A
In accordance with the principle of legality, fairness, equal and voluntary and consensus through negotiation, Party A and Party B agree to amend the Employment Agreement entered into on B and reach the agreement as follows:
1. The change of party to the Employment Agreement
The employer shall be changed from Hangzhou Sky Network Technologies Co., Ltd. to Hangzhou Dianneng Technologies Co., Ltd. The location of the employer shall be changed from 7/F, Building C, Zhejiang University Science Park, No.525 Xixi Road, West Lake District, Hangzhou to 10/F, Building B, United Building, No.2, Zijinhua Road, Hangzhou. The legal representative shall remain unchanged.
2. The remaining provisions of the Employment Agreement shall remain unchanged.
3. This Amendment shall become effective from October 1, 2010 to C (the expiration date of the original Employment Agreement).
4. This Amendment shall be made in 2 copies. Party A and Party B shall have 1 copy respectively.
Party A: Hangzhou Dianneng Technologies Co., Ltd.(company chop)
[Affixed with the seal of Hangzhou Dianneng Technologies Co., Ltd.]
Party B: (signatory)
D
Execution Date: October 1, 2010

Annex

A	B	C	D
Xinyong Hu	October 9, 2008	October 8, 2011	/s/ Xinyong Hu
Xing Fan	August 11, 2008	August 10, 2011	/s/ Xing Fan